EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-175693, 033-60196-99, 333-18135-99, 333-138506-99, 333-193680, 333-210654, 333-221947 and 333-228856 on Form S-8 of our reports dated October 10, 2019, relating to the consolidated financial statements of Ascena Retail Group, Inc. and subsidiaries (the "Company"), and the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ascena Retail Group, Inc. for the year ended August 3, 2019.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

October 10, 2019